UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 8, 2011 (September 6, 2011)

NTELOS HOLDINGS CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-51798	36-4573125
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 Spring Lane, Suite 300, PO Box 1990, Waynesboro, Virginia 22980

(Address of Principal Executive Offices) (Zip Code)

(540) 946-3500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the planned separation (the “Separation”) of Lumos Networks Corp. (“Lumos Networks”) from NTELOS Holdings Corp. (“NTELOS”), each of Steven G. Felsher, Robert E. Guth, Michael Huber, James A. Hyde, Michael B. Moneymaker, Julia B. North, Michael K. Robinson and Jerry E. Vaughn (the “Directors”) will become members of the Board of Directors of Lumos Networks, effective upon the completion of the Separation. Six of these Directors currently serve on the Board of Directors of NTELOS (Messrs. Felsher, Guth, Huber, Hyde and Vaughn and Ms. North) and three of these six Directors (Messrs. Felsher, Huber and Hyde) will continue to serve on the NTELOS Board of Directors following the Separation. Accordingly, on September 6, 2011, each of Messrs. Guth and Vaughn and Ms. North informed NTELOS that he or she will resign as a member of the Board of Directors of NTELOS subject to and effective upon completion of the Separation.

The NTELOS Board of Directors is in the process of conducting a search for new directors who would join the NTELOS Board of Directors upon the Separation. NTELOS will file a Current Report on Form 8-K when new directors are appointed.

Item 8.01	Other Events.

Post-Separation Dividend Policy

On September 8, 2011, Lumos Networks filed Amendment No. 3 to its Registration Statement on Form 10, including an updated information statement filed as an exhibit thereto (the “Information Statement”). The Information Statement discloses that the Board of Directors of NTELOS Holdings Corp. has considered the post-Separation dividend policies for NTELOS and Lumos Networks Corp. (NTELOS has previously announced the dividend of $0.28 per share it will be paying on October 12, 2011 to its pre-Separation stockholders as of September 15, 2011.) In particular, the Information Statement discloses that the NTELOS Board of Directors currently intends that following the Separation, NTELOS stockholders who retain their Lumos Networks shares will receive, in the aggregate, the same quarterly cash dividend rate of $0.28 per share that existed before the Separation (or $0.56 per share on a post one-for-two reverse stock split basis). Following the one-for-two reverse stock split, in November 2011 NTELOS is currently expected to declare a dividend at the initial rate of $0.42 per share per quarter, payable in January 2012. Also in November 2011 Lumos Networks is currently expected to declare a dividend at the initial rate of $0.14 per share per quarter, payable in January 2012.

Lumos Networks Credit Facility

On September 8, 2011, NTELOS announced that Lumos Networks Operating Company, a wholly-owned subsidiary of Lumos Networks, has entered into a $370 million post-Separation credit facility. Funding under the new credit facility is subject to consummation of the Separation. The credit facility will consist of a $60 million senior secured five year revolving credit facility (the “Revolver”), $30 million of which is expected to be drawn upon funding; a $110 million senior secured five year amortizing term loan (the “Term Loan A”); and a $200 million senior secured six year amortizing term loan (the “Term Loan B”). The proceeds of the credit facility will be initially made available to Lumos Networks Operating Company on the date of the Separation and will be used to fund a working capital cash reserve at Lumos Networks and to pay approximately $315 million to NTELOS (i) to pay off $166 million of intercompany debt owed to NTELOS as of the Separation date and (ii) to fund a $283 million mandatory repayment on NTELOS Inc.’s credit facility that is required to reduce NTELOS’s consolidated indebtedness to the extent necessary to consummate the Separation. Pricing of the Lumos Networks Operating Company credit facility as of the initial funding will be LIBOR plus 3.25% for the Revolver and the Term Loan A and LIBOR plus 3.50% for the Term Loan B. The credit facility does not require a minimum LIBOR rate. Other terms of the credit facility are described in the Information Statement under the section titled “Description of Certain Indebtedness.” A copy of the press release discussing the credit facility is being furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press release issued by NTELOS Holdings Corp. dated September 8, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 8, 2011

NTELOS HOLDINGS CORP.

By:	/s/ Michael B. Moneymaker
Michael B. Moneymaker
Executive Vice President, Chief Financial Officer, Secretary and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued by NTELOS Holdings Corp. dated September 8, 2011

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